July 10, 2009                                           Contact:   Mike O’Brien                                                                        Andrew Don
  Vice President                                                                    Vice President
  Corp.Communications                          Capital Market Relations
  703-709-6709                                  703-709-6869
  mike.obrien@nrucfc.coop                       andrew.don@nrucfc.coop

National Rural Responds to Fitch Announcement
Herndon, Va. – July 10, 2009 – Today Fitch Ratings (Fitch) announced that it has placed the ratings of National Rural Utilities Cooperative Finance Corporation (National Rural) (NYSE: NRU) (NYSE: NRN) (NYSE: NRC) on Rating Watch Negative.

In the announcement, Fitch highlighted the following items that have caused them to take this action:
•	National Rural’s funding profile has migrated towards a higher reliance on secured funding, thereby reducing the available collateral supporting unsecured creditors.
•	National Rural’s leverage ratios remain elevated relative to historical measures.
•	National Rural has a sizable ($1.2 billion) amount of debt maturing in August 2009.

In the announcement, Fitch acknowledged that partially offsetting their concerns are National Rural’s solid asset quality, consistent operating performance and vital role in supplementing the credit programs of the U.S. Department of Agriculture’s Rural Utilities Service by funding rural utility cooperatives.

National Rural plans to meet soon with Fitch to provide information it believes will mitigate the concerns highlighted in its announcement.

The following represents National Rural’s position with respect to the concerns raised by Fitch.

Funding Profile
Based upon preliminary and unaudited amounts at May 31, 2009, National Rural had 34 percent of its combined long and short term debt collateralized by loans and there was an additional 17 percent of total debt for which loans were held on deposit.  However, 86 percent of National Rural’s loans to members were also secured by utility assets.  National Rural believes the amount of secured, high quality assets available to support its unsecured debt is significant and provides strong protection to these investors.  The public utility sector continues to thrive, as Fitch itself noted in its mid-year report last month.  This fact has been confirmed in similar reports from Moody’s and Standard and Poor’s.  The strength of utilities is particularly evident in the electric cooperative sector, which continues to demonstrate consistently solid financial results even during the current economic downturn.  As a result of the increased utilization of secured debt funding, National Rural has been able to reduce its funding costs.

Leverage Ratio
National Rural has taken several recent steps to improve its leverage ratio.  In December 2008, it initiated an effort to increase member investments in National Rural through the issuance of member capital securities, which are long-term, subordinated instruments.  As of today, National Rural has issued $317 million of member capital securities.  The member capital securities, as well as the other subordinated investments, are treated as capital for financial covenant purposes and rank behind senior secured and unsecured debt.  Based upon preliminary and unaudited amounts at May 31, 2009, National Rural had $311 million in subordinated deferrable debt and $1,740 million of member subordinated investments outstanding.

National Rural also recently announced revisions to its guidelines related to the timing and amount of its patronage capital to be distributed.  The purpose of the revision, which was approved by National Rural’s Board of Directors, is to continue strengthening the equity position of National Rural.  Under the new guidelines, National Rural will retire 50 percent of prior year’s allocated margins and hold the remaining 50 percent for 25 years.  Prior to this recent revision to the patronage capital policies, National Rural had historically retired 70 percent of the prior year’s allocated margins and held the remaining 30 percent for 15 years.  The annual patronage capital allocation and retirement amounts remain subject to annual approval by National Rural’s Board of Directors.  National Rural has no obligation to retire patronage capital.

Liquidity
Based upon preliminary and unaudited amounts at May 31, 2009, National Rural had $505 million of cash and cash equivalents on hand, $1.6 billion of unutilized commercial paper capacity, and $1.2 billion of capacity under the revolving debt arrangement with Farmer Mac.  National Rural also obtains liquidity through approximately $1 billion per year of principal repayments of long term loans from borrowers.  In addition, National Rural can raise debt through its InterNotes and medium term note programs and may offer additional collateralized debt bonds on short notice as a ‘well known seasoned issuer’.  National Rural has experienced a significant recent increase in demand for InterNotes and, to date, has issued approximately $766 million of InterNotes in 2009.  The combination of all of these factors results in National Rural being fully confident in its ability to refinance the $1.2 billion of debt maturing in August 2009.

National Rural’s Governor and CEO Sheldon Petersen said, “National Rural has consistently shown its ability to raise funds through a variety of sources while balancing the needs of its members with the interests of investors.  Members have demonstrated solid financial performance despite the severe economic downturn and have enabled National Rural, through their substantial investments in member capital securities, to enhance National Rural’s financial strength. National Rural is committed to continuing its mission of providing needed financing to its rural utility members.  I am certain that investors will continue to find National Rural a valuable and wise investment.”

National Rural is a cooperative that serves the nation’s rural utility systems, the majority of which are electric cooperatives. With approximately $20 billion in assets, National Rural provides its member-owners with an assured source of market-priced capital and financial products and services.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that the expectations reflected in such forward-looking statements are based on current reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements due to a variety of known and unknown factors. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes, governmental monetary and fiscal policies, changes in tax policies, changes in interest rates, interest expense, demand for our loan products, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic and governmental factors affecting our operations.

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